EXHIBIT 10.17

                        CGA INVESTMENT MANAGEMENT, INC.
                         17 State Street NY, NY, 10004


August 1, 1997


Mr. Tom Wickwire
33 Deer Field Lane
Cortland Manner, NY 10566


Dear Tom:


I am pleased to offer you a position as Principal with CGA Investment Management Inc. (the "Company"), a subsidiary of CGA Group, Ltd. ("CGA Group"). As a valued member of our original management team you will be in a position to make an important and significant contribution to the Company's success and directly share in that success through your equity participation in CGA Group. I am writing to confirm the specifics of our offer of employment to you. Set forth below are the details relating to your compensation, equity participation and terms of employment:

Base Salary:        You will receive a guaranteed base salary through December
                    31, 1997 at a per annum rate equal to $175,000, payable in installments in accordance with the regular payroll practices of the Company.

Bonus: You will receive a bonus of $200,000 payable in January 1998 (your "Guaranteed Bonus"). Thereafter, you may receive a discretionary annual bonus, payable at the same time that bonuses are paid to employees generally, as may be determined by the senior management of the Company, based upon, among other things, your performance and the performance of the Company during the relevant year. Please not that a portion of your Guaranteed Bonus payable in January 1998, and a portion of any bonus payable to you in 1999 in respect of the 1998 calendar year (your "1998 Bonus"), will be applied, on an after-tax basis, against the purchase price of shares of CGA Group common stock, as set out more fully below under the caption "CGA Group Stock and Warrants".

Equity
Participation:      Plan Warrants: You will receive an initial grant of warrants to purchase 80,000 shares of CGA Group common stock at an exercise price of $5 per share, pursuant to CGA Group's
                    Employee Stock Warrant Plan, which is a qualified plan under the Internal


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                    Revenue Code. Such warrants will vest in 25% installments on each of the first through fourth anniversaries of your commencing employment.

                    CGA Group Stock and Warrants: You will purchase 20,000 shares of CGA Group common stock, 10,000 shares from your 1997 Guaranteed Bonus and 10,000 shares from your 1998 Bonus. The purchase price of such stock will be equal to $5.00 per share, plus funding costs of 7% per annum commencing on June 17, 1997 through the date of acquisition of the relevant shares. The purchase price for any such stock will be deducted from the amount of the cash bonus, on an after tax basis, otherwise payable to you on the relevant Bonus Payment Date. In connection with each such purchase of shares of CGA common stock, you will receive warrants excercisable for one share of CGA common stock for every four shares of CGA common stock so purchased, at an exercise price of $5.00 per share. Such shares and warrants will be fully vested upon acquisition.

Vacation:           You will be entitled to an annual vacation of five weeks in accordance with the Company's vacation policy as in effect from time to time, which vacation will be taken at a time or times mutually agreeable to you and the Company.

Benefits:           You will be entitled to participate in or receive benefits under, subject to meeting any applicable eligibility requirements, all plans and benefits generally accorded to similarly situated employees of the Company of the same level of seniority and responsibility, including, but not limited to, pension, profit sharing, supplemental retirement, incentive compensation, disability income, life insurance, medical and hospitalization insurance and similar or comparable plans.

You may terminate your employment under this arrangement at any time after giving not less than 30 days advance written notice to the Company. Upon your voluntary termination, you will be paid any accrued and unpaid base salary due as of the date of termination and any other unpaid amounts to which you are entitled under any employee benefit plan or program of the Company. Upon your voluntary termination, no bonus or other payments (except as set forth to in the immediately preceding sentence) will be payable by the Company to you.

The Company may terminate you for "cause" whereupon you will be paid similarly as explained directly above. For the purposes of this agreement, "cause" shall include, but not be limited to: refusal to follow written directions from your business leader; material failure to perform your duties; your disregard or failure to comply with Company policies or procedures, including CGA Group's Operating Guidelines, or engaging in misconduct


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injurious to the Company or any of its affiliates; or your having been convicted of a felony or a crime of moral turpitude.

In the event the Company terminates your employment other than for "cause" on your disability, or in the event of your death, the Company will pay you (or your estate) upon termination:

     1. in a lump sum, the greater of (a) your remaining guaranteed base salary through December 31, 1997 and (b) three month's base salary;

     2.   any accrued but unpaid base salary due as of the date of termination;

     3. if such termination occurs in the 1997 calendar year, the bonus specified above (such bonus to be paid all in cash and none in CGA Group stock and warrants), and;

     4. any other unpaid amounts to which you are entitled under any employee benefit plan or program of the Company.

You acknowledge that, during the course of your employment, you will produce and have access to materials, records, data, trade secrets and information not generally available to the public regarding the Company and its subsidiaries and affiliates (collectively, the "Confidential Information"). Accordingly, you agree that you will at all times hold in confidence, and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, or required by a law or any completent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with your performance of your duties. All records, files, documents and other materials or copies thereof relating to the Company's and its affiliates' businesses which you may prepare or use shall be and remain the sole property of the Company, shall not be removed from the Company's premises without its prior written consent other than in the ordinary course of business, and shall be promptly returned to the Company upon termination of your employment hereunder. You agree to abide by the Company's policies, as in effect from time to time, respecting avoidance of interest conflicting with those of the Company.

In addition to terms set out in this letter, you also agree to comply with the provisions of the Company's Employee Manual, a copy of which will be provided to you upon your commencement of employment with the Company.


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Our ultimate success will be determined by the talent and quality of our employees. We look forward to your joining our team.




                                                 Sincerely,


                                                 /s/KEM H. BLACKER
                                                 -------------------------------
                                                     Kem H. Blacker
                                                     Principal


Accepted and agreed to this 1 day of August, 1997


/s/ TOM WICKWIRE
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    Tom Wickwire















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